Exhibit 10.18

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND
(II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Execution Version

ROYALTY PURCHASE AGREEMENT
This Royalty Purchase Agreement is dated as of November 3, 2021 (this “Agreement”), by and among Concert Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), each buyer identified on the signature pages hereto (each, including its successors and assigns, a “Buyer” and collectively the “Buyers” and including the RA Buyer Representative in its capacity as such) and the BVF Buyer Representative (as defined below).
RECITALS
WHEREAS, pursuant to the License Agreement, the Seller granted the Licensee the exclusive right to (among other activities) sell the Licensed Product, and the Licensee, in partial consideration thereof, agreed to pay the Royalty Payments and other payments to the Seller; and
WHEREAS, the Buyers desire to purchase the Purchased Receivables from the Seller, and the Seller desires to sell the Purchased Receivables to the Buyers.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the Seller and each Buyer hereby agree as follows:
ARTICLE I

DEFINITIONS; INTERPRETATION
Section 1.1Definitions. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the License Agreement.
“Affiliate” has the meaning given to such term in the License Agreement.
“Applicable Percentage” means, with respect to any date of calculation, the sum of the Royalty Interests (calculated as of such date) of all Buyers.
“Applicable Withholding Certificate” means a valid and properly executed IRS Form W-9 (or any applicable successor form) or W-8, as applicable, certifying (a) that the Seller is exempt from U.S. federal withholding Tax, including backup withholding tax, with respect to all payments in respect of the Purchase Price or (b) the applicable Buyer is exempt from U.S. federal withholding Tax, including backup withholding tax, with respect to all payments in respect of the Purchased Receivables.
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“BVF Buyer Representative” means BVF, Inc., a Delaware corporation, in its capacity as representative of the BVF Buyers.
“BVF Buyers” means, collectively, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P. and Biotechnology Value Trading Fund OS LP.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“Buyer Representatives” means, collectively, the BVF Buyer Representative and the RA Buyer Representative.
“Collaboration Patents” has the meaning given to such term in the License Agreement.
“Collaboration Technology” has the meaning given to such term in the License Agreement.
“Concert Patents” has the meaning given to such term in the License Agreement.
“Concert Technology” has the meaning given to such term in the License Agreement.
“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.
“Contract” means any contract, license, indenture, instrument, arrangement, understanding or agreement, whether written or oral.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to each Buyer by the Seller concurrently with the execution of this Agreement.
“Escrow Account” means that certain bank account established pursuant to the Escrow Agreement and controlled by the Escrow Agent.
“Escrow Agreement” means an Escrow Agreement among the Seller, each Buyer (including the RA Buyer Representative in its capacity as such), the BVF Buyer Representative and the Escrow Agent, in a form mutually acceptable to the Seller, the Buyer Representatives and the Escrow Agent.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Flow of Funds Letter” has the meaning given to such term in the Securities Purchase Agreement.
“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Knowledge of the Seller” means the actual knowledge of each of the following officers of the Seller: [***].
“License Agreement” means that certain Development and License Agreement dated as of February 28, 2012, by and between the Seller and the Licensee.
“Licensed Products” has the meaning given to such term in the License Agreement.
“Licensee” means Avanir Pharmaceuticals, Inc. and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement.
“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Material Adverse Effect” means (a) a material adverse effect on any one or more of the following: (i) the legality, validity or enforceability of any provision of this Agreement or the License Agreement, (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement or the License Agreement, (iii) the rights or remedies of any Buyer hereunder, (iv) the rights or remedies of the Seller under the License Agreement, or (v) the validity or enforceability of the Royalty Patents; or (b) an adverse effect on the timing, amount or duration of the payments to be made to any Buyer in respect of any portion of the Purchased Receivables or the right of any Buyer to receive such payments in any material respect; but excluding in each case any event, circumstance or change based on market conditions generally applicable to the industry in which the Seller operates or in any specific jurisdiction or geographical area, such as drug reimbursement rates or the commercial launch of a potentially competitive product.
“Net Sales” has the meaning given to such term in the License Agreement, including as such term may be modified pursuant to Section 10.3.4 of the License Agreement.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.
“Pro Rata Share” means, with respect to each Buyer, a fraction, the numerator of which equals such Buyer’s Royalty Interest and the denominator of which is the Applicable Percentage, in each case as of the date of calculation.
“Progress Report” means each written summary report described in Section 2.4 of the License Agreement.
“Purchase Price” means the fair market value of the Purchased Receivables, as finally determined in good faith by the Seller in accordance with GAAP following the Closing. For the sole purpose of calculating the purchase price of each unit under the Securities Purchase Agreement, the Purchase Price hereunder as of the Closing shall be deemed to be [***] (the “Deemed Purchase Price”), subject to the final determination of the Purchase Price as previously described in this definition. For the avoidance of doubt, the Deemed Purchase Price may bear no correlation to the actual fair market value of the Purchased Receivables, shall not be binding on the Seller or its advisors, and is included herein solely to provide an assumed purchase price for the units under the Securities Purchase Agreement and in the Seller’s prospectus supplement.
“Purchased Receivables” means a portion of each Royalty Payment that becomes due and payable following the date of this Agreement (including on account of Net Sales made prior to the date of this Agreement) equal to such Royalty Payment multiplied by the Applicable Percentage.
“RA Buyer Representative” means RA Capital Healthcare Fund, L.P., in its capacity as representative of the RA Buyer.
“RA Buyer” means RA Capital Healthcare Fund, L.P.
“Representatives” means, with respect to any Person, (a) any direct or indirect stockholder, member or partner of such Person and (b) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Respective Price” means, as to each Buyer, an amount equal to the product of (a) the Purchase Price and (b) such Buyer’s Pro Rata Share (calculated as of the date hereof).
“Respective Receivables” means, as to each Buyer and with respect to any date of calculation, such Buyer’s Pro Rata Share of the Purchased Receivables, in each case calculated as of such date.
“Royalty Interest” means, with respect to each Buyer, the sum of the percentages set forth on Exhibit A opposite each Buyer’s name under the columns entitled (a) “Base Amount,” (b) “Tranche 1” (upon the exercise in full by such Buyer of the First Tranche Warrants

(as defined in the Securities Purchase Agreement)) and (c) “Tranche 2” (upon the exercise in full by such Buyer of the Second Tranche Warrants (as defined in the Securities Purchase Agreement)); provided, however, that, upon exercise of any portion of the First Tranche Warrants and/or the Second Tranche Warrants by any Buyer, such Buyer shall be entitled to receive its pro rata share of the percentages set forth on Exhibit A opposite each Buyer’s name under the columns entitled “Tranche 1” and “Tranche 2,” respectively (e.g., if the First Tranche Warrant is 50% exercised, then 50% of the Tranche 1 amount shall be included in such Buyer’s Royalty Interest). The Royalty Interest shall be adjusted on a Buyer-by-Buyer basis as set forth on Exhibit A as and when such Buyer elects to exercise, in part or in full, the First Tranche Warrants and/or the Second Tranche Warrants.
“Royalty IP” means Royalty Patents, Collaboration Technology and Concert Technology.
“Royalty Patents” means Collaboration Patents and Concert Patents.
“Royalty Payments” means all of the Seller’s right, title and interest to (a) all payments to the Seller under Section 6.4.1 and Section 6.4.2 of the License Agreement; (b) any payments to the Seller under Section 10.3.3 of the License Agreement; (c) any payments to the Seller under Section 6.8.1 of the License Agreement relating to any underpayment of any amount due under clauses (a) and (b); (d) any other payments to the Seller under the License Agreement (including under Section 7.5 thereof), solely to the extent such payments are in lieu of the payments set forth in the foregoing clauses (a) and (b); and (e) any interest payments to the Seller under Section 6.7 of the License Agreement assessed on any payments described in the foregoing clauses (a), (b), (c) and (d).
“Royalty Reduction” means any Set-Off against the Royalty Payments pursuant to the License Agreement, including pursuant to Sections 6.4.3, 6.4.4 and 6.4.5 thereof.
“Royalty Reports” means the quarterly reports deliverable by the Licensee pursuant to Section 6.4.6 of the License Agreement.
“Royalty Term” has the meaning given to such term in the License Agreement.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement entered into concurrently on the date hereof by the Buyers and the Seller.
“Set-Off” means any set-off, counterclaim, credit, reduction or deduction by contract or otherwise.
“Tax” or “Taxes” means all U.S. federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge in the nature of a tax, together with any interest, penalties, fines, related liabilities or additions to tax that become payable in respect thereof imposed by any Governmental Entity.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim or refund, amended return and declaration of estimated Tax.
“Transaction Documents” means this Agreement, the Bill of Sale, the Disclosure Schedule, the Licensee Instruction Letter, the Licensee Consent and, when entered into by the parties thereto in accordance with this Agreement, the Escrow Agreement.
“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time; provided, however, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.3 is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”
(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)references to a Person are also to its permitted successors and assigns;
(e)definitions are applicable to the singular as well as the plural forms of such terms;
(f)unless otherwise indicated, references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(h)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE II

PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED RECEIVABLES
Section 1.1Closing; Purchase Price.
(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to each Buyer, and each Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to such Buyer’s Respective Receivables. The purchase price to be paid to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to each Buyer’s Respective Receivables is such Buyer’s Respective Price, free and clear and without any deduction or withholding, by wire transfer of immediately available funds to one or more accounts specified by the Seller in the Flow of Funds Letter.
(b)The purchase and sale of the Purchased Receivables (including at the highest rate specified on Exhibit A) shall occur at the Closing, provided that the rights of the Buyers to receive such higher tiers of the Purchased Receivables under Exhibit A shall be dependent on whether the First Tranche Warrants and/or Second Tranche Warrants have been exercised by such Buyer. Notwithstanding the foregoing and for the avoidance of doubt, to the extent any portion of the First Tranche Warrants and/or Second Tranche Warrants expire unexercised in accordance with their respective terms, the Seller shall continue to own, free and clear of all Liens, the portion of the Royalty Interest that would have been included in the Purchased Receivables had such portion of the First Tranche Warrants and/or Second Tranche Warrants been exercised by the Buyers. The Seller acknowledges that the Buyers shall have no obligation to exercise such warrants and the Buyers’ performance of their respective material obligations hereunder shall be completed at the Closing and upon funding the Purchase Price, such that this Agreement shall not be considered an executory contract with respect to any of the Buyers after the Closing.
Section 1.2No Assumed Obligations; Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, each Buyer is purchasing, acquiring and accepting only such Buyer’s Respective Receivables, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise. Except as specifically set forth herein in respect of the Purchased Receivables purchased, acquired and accepted hereunder, the Buyers do not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement or any other assets of the Seller.
Section 1.3True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Purchased Receivables from the Seller to the Buyers and not a financing transaction, borrowing or loan. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Purchased Receivables as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes each Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the “Seller” and such Buyer as the “Buyer” in respect of such Buyer’s Respective Receivables. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to each Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to each Buyer, as security for the obligations of the Seller hereunder, a first-priority security interest in and to all right, title and interest of the Seller, in, to and under such Buyer’s Respective Receivables and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize such Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest.
ARTICLE III

CLOSING; DELIVERABLES
Section 1.1Closing; Payment of Purchase Price. The purchase and sale of the Purchased Receivables shall take place concurrently with the closing of the transactions contemplated by the Securities Purchase Agreement or at such other place, time and date as the parties hereto may mutually agree (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” At the Closing, each Buyer shall deliver (or cause to be delivered) to the Seller payment of such Buyer’s Respective Price by wire transfer of immediately available funds to one or more accounts specified by the Seller in the Flow of Funds Letter.
Section 1.2Closing Certificate. At the Closing, the Seller shall deliver to the Buyers a certificate of the Secretary of the Seller, dated as of the Closing Date, certifying as to (a) the incumbency of the officers of the Seller executing the Transaction Documents and (b) the attached copies of the resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of the Transaction Documents and the consummation by the Seller of the transactions contemplated thereby.
Section 1.3Bill of Sale. At the Closing, upon confirmation of the receipt of the Purchase Price in full, the Seller shall deliver to each Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of such Buyer’s Respective Receivables, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).
Section 1.4Licensee Consent. At the Closing, the Seller shall deliver to the Buyers a consent letter, in substantially the form attached hereto as Exhibit C (the “Licensee Consent”), duly executed by the Seller and the Licensee to be acknowledged by the Buyer Representatives, pursuant to which the Licensee agrees that the Seller may provide to each Buyer following the Closing copies of all Royalty Reports, Progress Reports, and other material notices and correspondence relating to the Royalty Payments or the Licensed Products that are delivered by the Licensee to the Seller pursuant to the terms of, or in respect of, the License Agreement.
Section 1.5Legal Opinion. At the Closing, Goodwin Procter LLP, as counsel to the Seller, shall deliver to the Buyers a duly executed legal opinion in the form attached hereto as Exhibit D.
Section 1.6Tax Forms. At the Closing, (a) the Seller shall deliver to each Buyer a valid, properly executed Applicable Withholding Certificate certifying that the Seller is exempt from U.S. federal withholding Tax, including backup withholding Tax, with respect to the

Purchase Price, and (b) each Buyer shall deliver to the Seller a valid, properly executed Applicable Withholding Certificate certifying that such Buyer is exempt from U.S. federal withholding Tax, including backup withholding Tax, with respect to any and all payments in respect of such Buyer’s Respective Receivables.
Section 1.7Financing Statements. At the Closing, the Seller shall deliver to each Buyer such financing statements, in a form reasonably acceptable to such Buyer, to create, evidence and perfect the first-priority security interest granted pursuant to Section 2.3.
Section 1.8Lien Searches. Prior to the Closing, the Buyers shall have received (a) the results of a recent search (completed no more than 10 days prior to Closing) in each relevant jurisdiction of all effective financing statements made against the Seller, together with copies of all such filings disclosed by such search and (b) termination statements and amendment statements, as applicable, in each case in form and substance reasonably acceptable to the Buyers to be filed with the Secretary of State of each relevant jurisdiction as may be necessary to terminate or amend, as applicable, any effective financing statements that involve or relate to the Purchased Receivables, which termination statements and amendment statements, as applicable, shall be filed concurrently with the consummation of the Closing.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 1.1Seller’s Representations and Warranties. Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to each Buyer that as of the date hereof:
(a)Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Seller, and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, except to the extent such contravention, conflict or default would not reasonably be expected to have a Material Adverse Effect, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller, except to the extent such contravention, conflict or default would not reasonably be expected to have a Material Adverse Effect.
(e)Consents. Except for the Licensee Consent and the Consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no Consent of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
(f)No Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller is a party that, individually or in the aggregate, would, if determined adversely, reasonably be expected to have a Material Adverse Effect.
(g)Compliance with Laws. The Seller is not in violation of and, to the Knowledge of the Seller, the Seller is not under investigation with respect to nor has the Seller been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller, which violation would reasonably be expected to have a Material Adverse Effect.
(h)No Undisclosed Events or Circumstances. Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Affiliate which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened, against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that would reasonably be expected to result in a Material Adverse Effect.
(i)License Agreement. Attached hereto as Exhibit E is a true, correct and complete copy of the License Agreement. The Seller has delivered to each Buyer true, correct and complete copies of each of the documents listed on Schedule 4.1(i) of the Disclosure Schedule.
(j)No Other Agreements. The License Agreement is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and the Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof. There are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and the Licensee (or any predecessor or Affiliate thereof), on the other hand, (A)

that relate to the License Agreement, the Royalty IP, the Licensed Products (including the development or commercialization thereof) or the Royalty Payments, or (B) that would reasonably be expected to result in a Material Adverse Effect. The Seller has not proposed or received any proposal to amend or waive any provision of the License Agreement.
(k)Licenses/Sublicenses. To the Knowledge of the Seller, there are no licenses or sublicenses entered into by the Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of the Licensee’s rights and obligations under the License Agreement (including any Royalty IP). The Seller has not received any notice from the Licensee relating to any prospective licenses or sublicenses in respect of the Licensee’s rights and obligations under the License Agreement (including any Royalty IP or Licensed Product).
(l)Validity and Enforceability of License Agreement. The License Agreement is legal, valid, binding, enforceable and in full force and effect. The License Agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms, except for such terms modified as expressly set forth in the Licensee Consent and the Licensee Instruction Letter, immediately following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor, to the Knowledge of the Seller, the Licensee is or has been in material, substantial and ongoing breach thereof, and no event has occurred that with notice or lapse of time would constitute such a material, substantial and ongoing breach by the Seller or, to the Knowledge of the Seller, the Licensee, or permit termination, modification or acceleration under the License Agreement. The Seller and, to the Knowledge of the Seller, the Licensee have not repudiated any provision of the License Agreement, and the Seller has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty Payment without Set-Off of any kind.
(m)Licensed Product. AVP-786 (deudextromethorphan hydrobromide /quinidine sulfate), which is being developed by the Licensee, is a Licensed Product.
(n)No Liens or Assignments by the Seller. The Seller has not conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Royalty Payments, Seller’s interest in the Royalty IP or the License Agreement.
(o)No Waivers or Releases. The Seller has not granted any material waiver under the License Agreement and has not released the Licensee, in whole or in part, from any of its material obligations under the License Agreement. The Seller has not received from the Licensee any proposal, and has not made any proposal to the Licensee, to amend or waive any material obligations under the License Agreement.
(p)No Termination. The Seller has not (A) given the Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received from the Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the License Agreement.

(q)Payments Made. The Seller has received from the Licensee the full amount of the payments due and payable under the License Agreement.
(r)No Assignments by Licensee. The Seller has not consented to, and the Seller has not been notified of, any assignment, delegation or other transfer by the Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Knowledge of the Seller, the Licensee has not assigned or otherwise transferred or granted any liens upon or security interest with respect to any of its rights or obligations under the License Agreement, or any portion of its right, title and interest in and to the Royalty IP, in each case, to any Person.
(s)No Indemnification Claims. The Seller has not notified the Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Seller received any claims for indemnification under the License Agreement pursuant to Article 11 thereof.
(t)No Royalty Reductions. The amount of the Royalty Payments due and payable under Section 6.4.2 of the License Agreement, as of the date hereof, is not subject to any claim by the Licensee alleging a right of Set-Off against such Royalty Payments. The Licensee has not, prior to the date hereof, exercised any Royalty Reduction or any other Set-Off against any other amounts payable to the Seller under the License Agreement. To the Knowledge of the Seller, no event or condition exists as of the date hereof that, upon notice or passage of time or both, would reasonably be expected to permit the Licensee to claim, or have the right to claim, a Royalty Reduction or other Set-Off.
(u)Audits. The Seller has not initiated any inspection or audit of books and records under Section 6.8.1 of the License Agreement.
(v)Title to Royalty Payments. The Seller has good and marketable title to the Royalty Payments free and clear of all Liens. Upon payment of each Buyer’s Respective Price by such Buyer, such Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to such Buyer’s Respective Receivables, free and clear of all Liens. Upon the filing by each Buyer of the financing statements pursuant to Section 2.3 and to the extent such Buyer’s Respective Receivables constitute an asset of the Seller that has not been sold as contemplated by the foregoing sentence, the security interest in such Buyer’s Respective Receivables granted by the Seller to such Buyer pursuant to Section 2.3 shall be a perfected first-priority security interest.
(w)Intellectual Property.
(i)Schedule 4.1(w)(i) of the Disclosure Schedule lists all Royalty Patents, and specifies as to each of the Royalty Patents, as applicable, the assignee, the jurisdictions in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue, filing and expiration dates. The Seller is the sole owner of the Concert Patents, and the Seller and the Licensee collectively have the sole interest in the Concert Patents. The Licensee is the sole owner of the Collaboration Patents, and the Seller and the Licensee collectively have the sole interest in the Collaboration Patents.

(ii)To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexaminations, oppositions or like procedures involving any Concert Patents or Collaboration Patents.
(iii)As of the date hereof, all of the material Concert Patents that have issued are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable. [***] Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Royalty Patents. The Seller has not received any written legal opinion that alleges that any of the issued Royalty Patents is invalid or unenforceable. To the Knowledge of the Seller, all of the material Collaboration Patents that have issued are in full force and effect and have not lapsed, expired or otherwise terminated, and are valid and enforceable.
(iv)To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Royalty Patents who is not a named inventor thereof.
(v)The Seller has not, and, to the Knowledge of the Seller, the Licensee has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller or the Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Royalty Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patent or other intellectual property rights of such Person.
(vi)To the Knowledge of the Seller, the discovery and development of the Licensed Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any third party. Neither the Seller nor, to the Knowledge of the Seller, the Licensee, has in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Licensed Products.
(vii)To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person. [***].
(viii)To the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Royalty Patents. The Seller has not received any written notice from, or given any written notice to, the Licensee pursuant to Section 7.5.1 of the License Agreement.
(ix)All required maintenance fees, annuities and like payments with respect to the Royalty Patents for which the Seller is responsible for the prosecution and maintenance thereof in accordance with the License Agreement, and, to the Knowledge of the Seller, with respect to all other Royalty Patents, have been paid timely.
(x)UCC Matters. The Seller’s exact legal name is, and since its organization has been, “Concert Pharmaceuticals, Inc.” The Seller’s jurisdiction of organization is, and since its organization has been, the State of Delaware. The Seller’s principal place of business is, and for the past five years has been, located in Lexington, Massachusetts.

(y)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(z)Taxes. No deduction or withholding for or on account of any Tax has been or to the Knowledge of the Seller was required to be made from any payment by the Licensee to the Seller under the License Agreement or would have been required even if the Seller were ineligible for any income Tax treaty benefits. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Seller has filed (or caused to be filed) all income and other material Tax Returns required to be filed under applicable law, and all such Tax Returns are true, correct and complete in all material respects and (ii) the Seller has paid all Taxes required to be paid by the Seller (including, in each case, in its capacity as a withholding agent), except for any such Taxes that are not yet due. There are no existing Liens for Taxes on the Purchased Receivables (or any portion thereof). There is no action, suit, proceeding, investigation, audit or claim now pending or, to the Knowledge of the Seller, threatened with respect to any Tax with respect to the Purchased Receivables. The Seller has not entered into any outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Purchased Receivables.
Section 1.2Buyers’ Representations and Warranties. Each Buyer, severally and not jointly, hereby represents and warrants to the Seller (including, in the case of the RA Buyer Representative, in its capacity as such) that as of the date hereof:
(a)Existence; Good Standing. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which it is organized.
(b)Authorization. Such Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Buyer.
(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of such Buyer and constitutes the valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)No Conflicts. The execution, delivery and performance by such Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of such Buyer, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to such Buyer or (iii) contravene or conflict with or constitute a material default under any material contract or other material agreement binding upon or applicable to such Buyer.
(e)Consents. No Consent of any Governmental Entity or other Person is required to be done or obtained by such Buyer in connection with (i) the execution and delivery by such Buyer of this Agreement, (ii) the performance by such Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 2.3 or (iii) the consummation by such Buyer of any of the transactions contemplated by this Agreement.
(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of such Buyer, threatened before any Governmental Entity to which such Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of such Buyer to perform its obligations under this Agreement.
(g)Financing. Such Buyer has sufficient cash on hand to pay such Buyer’s Respective Price. Such Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(h)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of such Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 1.3BVF Buyer Representative’s Representations and Warranties. The BVF Buyer Representative hereby represents and warrants to the Seller that as of the date hereof:
(a)Existence; Good Standing. The BVF Buyer Representative is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
(b)Authorization. The BVF Buyer Representative has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the BVF Buyer Representative.
(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of the BVF Buyer Representative and constitutes the valid and binding obligation of the BVF Buyer Representative, enforceable against the BVF Buyer Representative in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)No Conflicts. The execution, delivery and performance by the Buyer Representative of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the BVF Buyer Representative, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the BVF Buyer Representative or (iii) contravene or conflict with or constitute a material default under any material contract or other material agreement binding upon or applicable to the BVF Buyer Representative.
(e)Consents. No Consent of any Governmental Entity or other Person is required to be done or obtained by the BVF Buyer Representative in connection with (i) the execution and delivery by such Buyer of this Agreement, (ii) the performance by the BVF Buyer

Representative of its obligations under this Agreement or (iii) the consummation by the BVF Buyer Representative of any of the transactions contemplated by this Agreement.
(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the BVF Buyer Representative, threatened before any Governmental Entity to which the BVF Buyer Representative is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the BVF Buyer Representative to perform its obligations under this Agreement.
(g)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the BVF Buyer Representative who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE V
GENERAL COVENANTS
Section 1.1Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyers or any other public announcement using substantially the same text as such press release, none of the Buyers, the BVF Buyer Representative or the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the Seller (in the case of any public disclosure proposed to be made by the Buyers or the Buyer Representatives) or the Buyer Representatives (in the case of any public disclosure proposed to be made by the Seller) (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).
Section 1.2Escrow Agreement; Payments Received in Error; Set-Offs; Interest.
(a)Escrow Agreement. Promptly (and in any event within [***]) following acceptance by the FDA for filing of an NDA for the Licensed Product (or comparable filing with a comparable foreign regulatory agency), the Seller, each Buyer (including the RA Buyer Representative in its capacity as such), the BVF Buyer Representative and an escrow agent reasonably acceptable to each of the Seller and the Buyer Representatives (the “Escrow Agent”) shall enter into the Escrow Agreement. Concurrently with the execution of the Escrow Agreement, the Seller shall deliver to the Licensee an instruction letter, in a customary form reasonably acceptable to the Seller and the Buyer Representatives, duly executed by the Seller, instructing the Licensee to pay the Royalty Payments to the Escrow Account.
(b)Payments Received In Error.

(i)Commencing on the date hereof, if any payment of any portion of the Purchased Receivables is made to the Seller, the Seller shall pay such amount to each Buyer in accordance with such Buyer’s Pro Rata Share, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer of immediately available funds to accounts designated in writing by such Buyer. The Seller shall notify each Buyer of such wire transfer and provide reasonable details regarding the erroneous amount received by the Seller. The Seller agrees that, in the event any payment of the Purchased Receivables is made to the Seller, the Seller shall (A) until paid to the Buyers, hold such payment received in trust for the benefit of the Buyers, (B) have no right, title or interest in such payment and (C) not pledge or otherwise grant any security interest therein.
(ii)Commencing on the date hereof, if any payment of any portion of the Royalty Payments not included in the Purchased Receivables is made to any Buyer, such Buyer shall pay such amount to the Seller, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller. Such Buyer shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous amount received by such Buyer. Each Buyer agrees that, in the event any payment of any portion of the Royalty Payments not included in the Purchased Receivables is made to such Buyer, such Buyer shall (A) until paid to the Seller, hold such payment received in trust for the benefit of the Seller, (B) have no right, title or interest in such payment and (C) not pledge or otherwise grant any security interest therein.
(c)Set-Offs. If the Licensee exercises any right of Set-Off (other than a Royalty Reduction permitted under Sections 6.4.3, 6.4.4 or 6.4.5 of the License Agreement) against any payment of the Royalty Payments, such Set-Off shall not reduce any payment of each Buyer’s Respective Receivables otherwise payable to such Buyer, and if such Set-Off reduces any payment of such Buyer’s Respective Receivables to less than the full amount of such Buyer’s Respective Receivables, then the Seller shall promptly (and in any event within [***] Business Days following the payment of the Royalty Payments affected by such Set-Off) make a true-up payment to such Buyer such that such Buyer receives the full amount of such Buyer’s Respective Receivables payment that would have been payable to such Buyer had such Set-Off not occurred.
(d)Late Fees. A late fee of [***] shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under Section 5.2(b) beginning [***] Business Days, or under Section 5.2(c) beginning [***] Business Days after receipt of such payment received in error.
Section 1.3Royalty Reports; Updates; Correspondence.
(a)The Seller shall promptly (and in any event within five Business Days) following the receipt by the Seller of any Royalty Reports, furnish a true, correct and complete copy of the same to each Buyer, but only to the extent the Chief Legal Officer of the Seller (or, if no one is then serving as the Chief Legal Officer, an individual designated by the Seller for such purposes in writing to the Buyer Representatives) reasonably believes at such time that the information contained in such Royalty Report does not constitute “material non-public information” under the Exchange Act (“MNPI”). If the Chief Legal Officer of the Seller reasonably believes at such time that the information contained in such Royalty Report constitutes MNPI, then the Seller shall offer to provide a copy of such Royalty Report to each

Buyer upon such Buyer’s written request whereupon such Buyer will be deemed to have agreed (a) to hold the contents of such Royalty Report in confidence in accordance with Article VI hereof and (b) to not transact in the securities of the Seller for so long as it continues to constitute MNPI.
(b)The Seller shall promptly (and in any event within five Business Days) following the receipt by the Seller of any Progress Reports, or other material notices or correspondence relating to the Royalty Payments or the Licensed Product (but excluding any Royalty Report) (each, an “Update”), furnish a true, correct and complete copy of the Update to each Buyer, but only to the extent the Chief Legal Officer of the Seller (or, if no one is then serving as the Chief Legal Officer, an individual designated by the Seller for such purposes in writing to the Buyer Representatives) reasonably believes at such time that such Update does not constitute MNPI. If the Chief Legal Officer of the Seller reasonably believes at such time that such Update constitutes MNPI, then the Seller shall offer to provide a copy of such Update to each Buyer upon such Buyer’s written request, whereupon such Buyer will be deemed to have agreed (a) to hold the contents of such Update in confidence in accordance with Article VI hereof and (b) to not transact in the securities of the Seller for so long as it continues to constitute MNPI.
(c)The Seller shall not send (or refrain from sending), without the prior written consent of the Buyer Representatives (not to be unreasonably withheld, conditioned or delayed), any material notice or correspondence to the Licensee that (i) substantially relates to the Royalty Payments (including any notice contemplated under this ARTICLE V) or (ii) would, or relates to a matter that would, reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect. The Seller shall promptly (and in any event within [***] Business Days) provide to each Buyer a copy of any material notices or correspondence sent by the Seller to the Licensee relating to the Purchased Receivables (“Correspondence”), but only to the extent that the Chief Legal Officer of the Seller (or, if no one is then serving as the Chief Legal Officer, an individual designated by the Seller for such purposes in writing to the Buyer Representatives) reasonably believes at such time that such Correspondence does not constitute MNPI. If the Chief Legal Officer of the Seller reasonably believes at such time that such Correspondence constitutes MNPI, then the Seller shall offer to provide a copy of such Correspondence to each Buyer upon such Buyer’s written request, whereupon such Buyer will be deemed to have agreed (a) to hold the contents of such Update in confidence in accordance with Article VI hereof and (b) to not transact in the securities of the Seller for so long as it continues to constitute MNPI.
Section 1.4Inspections and Audits of Licensee. At the joint written request of the Buyer Representatives, the Seller shall, to the extent permitted under the License Agreement, provide written notice to the Licensee to cause an inspection or audit during normal business hours not more than once each calendar year, and under a customary non-disclosure agreement, to be made by an independent public accounting firm for the purpose of determining the correctness of Royalty Payments made under the License Agreement. With respect to any inspection or audit requested by the Buyer Representatives with respect to the Royalty Payments, the Seller shall select such independent public accounting firm as is mutually acceptable to the Buyer Representatives and the Seller for such purpose (as long as such independent public accounting firm is reasonably acceptable to the Licensee as required by Section 6.8.1 of the License Agreement). The Buyers shall reimburse the Seller the expenses of such inspection or audit (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the License Agreement (if and as such expenses are actually incurred by the Seller). The Seller shall repay such expenses to the Buyers to the extent the Licensee reimburses the Seller for such expenses under Section 6.8.1 of the License Agreement. The Seller shall deliver to the Buyer Representatives: (a) a summary copy of the results of any audit conducted pursuant to Section 6.8.1 of the License Agreement within [***] Business Days following the Seller’s receipt thereof, and (b) the full audit report (“Audit Results”) within [***] Business Days following the Seller’s receipt thereof, but only to the extent the Chief Legal Officer of the Seller (or, if no one is then serving as the Chief Legal Officer, an individual designated by the Seller for such purposes in writing to the Buyer Representatives) reasonably believes at such time that the information contained in such Audit Results does not constitute MNPI, and with such information redacted as the Seller reasonably determines is not relevant for determining the correctness of Royalty Payments made under the License Agreement. If the Chief Legal Officer of the Seller reasonably believes at such time that the information contained in the Audit Results constitutes MNPI, then the Seller shall offer to provide a copy thereof to the each Buyer upon such Buyer’s written request, whereupon such Buyer will be deemed to have agreed (a) to hold such information in confidence in accordance with Article VI hereof and (b) to not transact in the securities of the Seller for so long as it continues to constitute MNPI.
Section 1.5License Agreement.
(a)Amendment or Assignment of License Agreement. The Seller shall not, without the prior written consent of the Buyer Representatives (not to be unreasonably withheld, conditioned or delayed), assign, amend, modify, supplement or restate (or consent to any assignment, amendment, modification, supplement or restatement of) any provision of the License Agreement that relates to or would reasonably be expected to affect the Royalty Payments. Subject to the foregoing, promptly (and in any event within [***] Business Days) following receipt by the Seller of any final assignment, amendment, modification, supplement or restatement of the License Agreement, the Seller shall furnish a copy of the same to the Buyer Representatives.
(b)Maintenance of License Agreement. The Seller shall comply in all material respects with its obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach or default thereof. Promptly (and in any event within [***] Business Days) after receipt of any notice from the Licensee of an alleged [***] breach or default under the License Agreement relating to the Royalty Payments [***], the Seller shall give notice thereof to the Buyer Representatives, including delivering to the Buyer Representatives a copy of any such written notice. After consultation with the Buyer Representatives, the Seller shall use commercially reasonable efforts to cure any such breach or default by it under the License Agreement and shall give written notice to the Buyer Representatives upon curing any such breach or default. The Seller shall not, without the prior written consent of the Buyer Representatives, (A) forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Purchased Receivables or (B) waive any obligation of, or grant any consent to, the Licensee related to the Purchased Receivables. The Seller shall not exercise or enforce its applicable rights under the License Agreement in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.

(c)Enforcement of License Agreement.
(i)Promptly (and in any event within [***] Business Days) after the Seller becomes aware, or comes to believe in good faith, that there has been a material breach of the License Agreement by the Licensee, the Seller shall provide notice of such breach to the Buyer Representatives. In addition, the Seller shall provide to the Buyer Representatives a copy of any written notice of such breach or alleged breach of the License Agreement delivered by the Seller to the Licensee as soon as practicable (and in any event within [***] Business Days) following such delivery.
(ii)In the case of any material breach of the License Agreement by the Licensee, the Seller shall consult with the Buyer Representatives regarding the timing, manner and conduct of any enforcement of the Licensee’s obligations under the License Agreement.
(iii)Following such consultation, (A) in the case of any such breach that relates to the Purchased Receivables, the Seller shall take such actions and exercise such rights and remedies relating to such breach, whether under the License Agreement or by operation of law, as are mutually agreed by the Seller and the Buyer Representatives or (B) in the case of any other such breach, the Seller shall take such actions and exercise such rights and remedies relating to such breach, whether under the License Agreement or by operation of law, as the Seller reasonably deems appropriate [***]. The parties shall bear their own costs and expenses in connection with the actions pursuant to this Section 5.5(c), provided that each Buyer shall reimburse the Seller, promptly on demand, for such Buyer’s Pro Rata Share of an amount equal to the Applicable Percentage of all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) incurred by the Seller in connection with any actions the Seller takes pursuant to Section 5.5(c)(iii)(A).
(d)Termination of License Agreement.
(i)The Seller shall not, without the prior written consent of the Buyer Representatives (not to be unreasonably withheld, conditioned or delayed), (A) exercise any right to terminate the License Agreement, in whole or in part, (B) agree with the Licensee to terminate the License Agreement, in whole or in part, or (C) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give the Licensee the right to terminate the License Agreement, in whole or in part. The Seller shall not take any action, fail to take an action or permit an action to be taken that would give the Licensee the right to terminate the License Agreement.
(ii)If the License Agreement is terminated by the Seller pursuant to Section 10.2.1 or 10.2.3 of the License Agreement or by the Licensee pursuant to Section 10.2.1 or 10.2.2 of the License Agreement, the Seller shall, upon the written request of the Buyer Representatives, use commercially reasonable efforts to negotiate the terms of a license with a third party under the Seller’s rights in the Royalty IP to make, have made, use, offer for sale, sell and import Licensed Products worldwide for any purpose that the Licensee would have been permitted to make, have made, use, offer for sale, sell and import Licensed Products worldwide under the License Agreement and subject to rights retained, if any, by the Licensee following such termination (any such license, a “New Arrangement”). The Seller shall consider any comments and input from the Buyer Representatives in good faith in connection with the negotiation of a New Arrangement. Any New Arrangement shall (A) not become effective earlier than the effective date of the termination of the License Agreement in its entirety, (B) include terms, conditions and limitations that are, in the aggregate, not materially more burdensome to the Seller than those contained in the License Agreement, and (C) require the advance written consent (not to be unreasonably withheld, conditioned or delayed) of the Buyer Representatives. The Seller agrees to duly execute and deliver one or more agreements effecting such New Arrangement that satisfies the foregoing requirements promptly upon the written request of the Buyer Representatives.
(e)[***].
Section 1.6Preservation of Rights. The Seller shall not hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its interest in any portion of the License Agreement or any of its interest in the Royalty IP that could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. The Seller shall not hereafter subject to a Lien, sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Purchased Receivables.
Section 1.7Prosecution and Maintenance; Enforcement; Defense.
(a)The Seller shall promptly inform each Buyer of any suspected infringement by any Person they become aware of with respect to any of the Royalty Patents. The Seller shall (i) provide to each Buyer a copy of any written notice of any suspected infringement of any of the Royalty Patents and all pleadings filed in such action and (ii) notify each Buyer of any material developments in any claim, suit or proceeding resulting from such infringement, in each case that are delivered by the Licensee to the Seller as soon as practicable (and in any event within [***] Business Days) following such delivery.
(b)The Seller shall (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain the Royalty Patents (it being understood that the foregoing shall not prevent the abandonment of claims and/or applications in the ordinary course of prosecution of the Royalty Patents), (ii) diligently enforce or defend the Royalty Patents, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a third party for declaratory judgment of non-infringement or non-interference, and (iii) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against third party infringers) of the Royalty Patents. The Seller may satisfy the foregoing obligations in clauses (i), (ii) and (iii), as the case may be, through the efforts of the Licensee; provided that the Seller shall, solely as necessary, provide the Licensee with comments consistent with the foregoing or exercising its step-in rights if available with respect to the Royalty Patents for which the Seller, as applicable, (A) does not have prosecution rights or (B) does not control the defense or enforcement; and provided further that if the Seller provides such comments or exercises such step-in rights, it will be deemed to be in compliance with this Section 5.7(b) regardless of the actions of the Licensee.
Section 1.8Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, the Seller, each Buyer (including the RA Buyer Representative in its capacity as such) and the BVF Buyer Representative shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. The Seller, each Buyer (including the RA Buyer Representative in its capacity as such) and the BVF Buyer Representative agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 1.9Further Assurances. After the Closing, the Seller, each Buyer (including the RA Buyer Representative in its capacity as such) and the BVF Buyer Representative agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Section 1.10Tax Matters.
(a)The Seller and each Buyer agree that for U.S. federal, state, local and non-U.S. income tax purposes, unless required by a taxing authority, (i) the Seller and such Buyer shall treat the transactions contemplated by the Transaction Documents as a sale and purchase of a series of payments and (ii) any and all amounts remitted by the Seller to such Buyer after the Closing Date pursuant to Section 5.2(b) or otherwise under this Agreement shall be treated as received by the Seller as agent for such Buyer.
(b)The Seller covenants that all amounts payable hereunder shall be paid without deduction or withholding for any Taxes imposed pursuant to any law in effect on the date hereof, provided that with respect to any Buyer, such Buyer satisfies its obligation to deliver documentation to the Seller pursuant to Section 3.6(b) and further provided that each Buyer agrees to indemnify the Seller on a several but not joint basis for any Taxes that the Seller is required to pay in respect of any failure to deduct or withhold.
(c)The Seller shall be entitled to deduct (or cause to be deducted) from any amount payable under this Agreement to each Buyer any income or other Tax that the Seller determines that it is required to withhold with respect to such amount payable to such Buyer under this Agreement prior to remittance to such Buyer. Any amounts deducted or withheld shall be treated as paid to the applicable Buyer for purposes of this Agreement. If the Seller, the Licensee or any other applicable withholding agent shall be required to withhold or deduct any such Tax, the applicable withholding agent shall (i) remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.10 to the relevant Governmental Entity and (ii) furnish the Buyers proper evidence of the Taxes paid by the Seller to the relevant Governmental Entity.
Section 1.11[***].
Section 1.12Auditor Confirmations. If requested by a Buyer or its independent auditor, the Seller shall provide customary confirmations no more than once per quarter regarding the Pro Rata Share held by each respective Buyer.

ARTICLE VI

CONFIDENTIALITY
Section 1.1Confidentiality. Except as provided in this ARTICLE VI or otherwise agreed in writing by the parties, the parties hereto agree that each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any information furnished to it by or on behalf of the other party (the “Disclosing Party”), including, in the case of the Buyers, information furnished to the Buyers indirectly through the Buyer Representatives, pursuant to or in connection with this Agreement, including the negotiation thereof (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference to the Confidential Information; or
(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.
Section 1.2Authorized Disclosure.
(a)Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:
(i)prosecuting or defending litigation;
(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;
(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(iv)for regulatory, Tax or customs purposes;

(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;
(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or
(vii)regarding the terms and conditions of the License Agreement or this Agreement, to the Receiving Party’s legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors who are obligated to keep such information confidential), provided that the Receiving Party will be responsible for any disclosure of Confidential Information by any such Person inconsistent with the confidentiality obligations owed by the Receiving Party hereunder.
(b)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.
ARTICLE VII

INDEMNIFICATION
Section 1.1General Indemnity. Subject to Section 7.3, from and after the Closing:
(a)The Seller hereby agrees to indemnify, defend and hold harmless each Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party (A) that results from the gross negligence, willful misconduct or fraud of such Buyer Indemnified Party or (B) to the extent resulting from acts or omissions of the Seller or any of its Affiliates based upon written instructions from such Buyer Indemnified Party (unless the Seller or any of its Affiliates is otherwise liable for such Losses pursuant to the terms of this Agreement); and
(b)Each Buyer, severally and not jointly, hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of such Buyer in this Agreement and (ii) any breach of any of the covenants or agreements of such Buyer in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (A) that results from the gross negligence, willful misconduct or fraud of any Seller Indemnified Party or (B) to the extent resulting from acts or omissions of any Buyer or any of their respective Affiliates based upon written instructions from any Seller Indemnified Party (unless such Buyer is otherwise liable for such Losses pursuant to the terms of this Agreement).
Section 1.2Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE VII, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE VII (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE VII, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE VII, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 1.3Limitations on Liability; Survival of Representations and Warranties.
(a)Except in the case of gross negligence, willful misconduct, or fraud, no party hereto shall be liable for any consequential (including lost profits), punitive, special, indirect, exemplary, consequential, multiple or incidental damages under this ARTICLE VII (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE VII) in or pursuant to this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) each Buyer’s damages, if any, for any such action or claim will include Losses for such Buyer’s Respective Receivables that such Buyer was entitled to receive or would have received absent such breach, in each case in respect of its ownership of such Respective Receivables, as well as expenses incurred in connection with enforcement of this Agreement, and (ii) such Buyer shall be entitled to make claims for all such missing, delayed or diminished Respective Receivables as Losses hereunder, and such missing, delayed or diminished payments shall not be deemed (A) consequential (including lost profits), punitive, special, indirect, exemplary, consequential, multiple or incidental damages or (B) loss of use, business interruption, loss of any contract or other business opportunity or good will.
(b)Notwithstanding anything in this Agreement to the contrary, the Seller shall not have any liability (i) under Section 7.1(a)(i) in excess of the amount by which (A) the Purchase Price exceeds (B) the aggregate amount of Purchased Receivables actually received by the Buyers or (ii) for any Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from any good faith determination made by the Seller as to whether any Royalty Report, Update, Correspondence or Audit Results constitutes or contains MNPI.

(c)Notwithstanding anything in this Agreement to the contrary, the Buyers shall not have any liability under Section 7.1(b)(i) in excess of the Purchase Price.
Section 1.4Third Party Claims. Upon an Indemnified Party providing notice to an Indemnifying Party pursuant to Section 7.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE VII, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense, provided that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 7.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other unless such Judgment or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (b) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (c) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 7.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE VII.
ARTICLE VIII

TERMINATION
Section 1.1Grounds for Termination. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of the Buyer Representatives and the Seller.
Section 1.2Automatic Termination. Unless earlier terminated as provided in Section 8.1, this Agreement shall continue in full force and effect until 180 days after the date that the Royalty Term ends pursuant to the terms of the License Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 1.3Survival. Notwithstanding anything to the contrary in this ARTICLE VIII, the following provisions shall survive termination of this Agreement: Section 5.1 (Disclosures), Section 5.2(b), (c) and (d) (Payments Received in Error; Set-Offs; Interest), ARTICLE VI (Confidentiality), ARTICLE VII (Indemnification), Section 8.3 (Survival) and ARTICLE IX (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
ARTICLE IX

MISCELLANEOUS
Section 1.1Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.1.

If to:	Address:
Seller	Concert Pharmaceuticals, Inc. 65 Hayden Avenue, Suite 3000N Lexington, MA 02421 Attention: Jeffrey A. Munsie, Chief Legal Officer Email: [***]
with a copy to (which shall not constitute notice):	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: John Mutkoski Email: [***]
Buyers and BVF Buyer Representative
As to each Buyer (including the RA Buyer Representative in its capacity as such) and the BVF Buyer Representative, the address and email address specified below such party’s name on the signature page of the Securities Purchase Agreement and next to the headings “Address for Notice” and “Email Address for Notice.”

with a copy to (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105 Attention: Ryan Murr & Todd Trattner Email: [***]
All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, or (c) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 1.2Expenses. [***].
Section 1.3Assignment.

(a)The Seller shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Buyer Representatives, except that the Seller may, without the consent of the Buyer Representatives, assign its rights and delegate its obligations under this Agreement to any other Person into which it may merge, with which it may consolidate or to which it may sell all or substantially all of its assets or all of the business to which the License Agreement relates only if the License Agreement, the Royalty IP and the rights and obligations of the Seller hereunder related thereto are transferred together to such other Person, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents and furnishes a written agreement to the Buyer Representatives, in form and substance reasonably satisfactory to the Buyer Representatives, to that effect.
(b)Each Buyer, other than the RA Buyer Representative, may, without the consent of the Seller, assign any of its rights and delegate any of its obligations under this Agreement without restriction.
(c)Each Buyer Representative may, without the consent of the Seller, assign its rights and obligations under this Agreement in full without restriction; provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, (i) such Buyer Representative shall not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), assign its rights and obligations in part but not in full and (ii) such Buyer Representative shall not, without the prior written consent of the Seller, assign its rights and obligations to more than one assignee at any given time, such that at all times under this Agreement, such Buyer Representative is a single Person.
(d)Each party shall give written notice to the other parties of any assignment permitted by this Section 9.3 promptly (and in any event within [***] Business Days) after the occurrence thereof. The Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by any Buyer (including any assignment by the RA Buyer Representative in its capacity as such) or by the BVF Buyer Representative.
(e)This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.3 shall be null and void.
Section 1.4Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 1.5Entire Agreement. This Agreement, the Transaction Documents, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 1.6No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and each Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section 1.7Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 1.8Jurisdiction; Venue.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND EACH BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. EACH BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON SUCH BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.1 HEREOF.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 1.9Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 1.10Specific Performance. Each of the parties acknowledges and agrees that the other parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to seek any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.
Section 1.11Independent Contractors. The parties hereto recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of any other.
Section 1.12Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
Section 1.13No Partnership. Nothing contained herein shall be deemed to constitute the Seller and any Buyer as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The parties agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Entity.
[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:
CONCERT PHARMACEUTICALS, INC.
By:    /s/ Marc A. Becker
Name: Marc A. Becker
Title: Chief Financial Officer

[Signature Page to Royalty Purchase Agreement]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.
BUYERS:

BIOTECHNOLOGY VALUE FUND, L.P.

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: Chief Executive Officer BVF II GP LLC, itself General Partner of Biotechnology Value Fund, L.P.

BIOTECHNOLOGY VALUE FUND II, L.P.

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: Chief Executive Officer BVF II GP LLC, itself General Partner of Biotechnology Value Fund II, L.P.

BIOTECHNOLOGY VALUE TRADING FUND OS LP

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: President BVF Inc., General Partner of BVF Partners L.P., itself sole member of BVF Partners OS Ltd., itself General Partner of Biotechnology Value Trading Fund OS LP

BVF BUYER REPRESENTATIVE:

BVF, INC.

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: President

[Signature Page to Royalty Purchase Agreement]

RA CAPITAL HEALTHCARE FUND, L.P.
By: RA Capital Healthcare Fund GP, LLC
Its General Partner

By:     /s/ Rajeev Shah
Name: Rajeev Shah
Title: Manager

[Signature Page to Royalty Purchase Agreement]

Exhibit A
Royalty Interest

Buyer	Base Amount	Tranche 1*	Tranche 2**
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
Total	35.0%	7.5%	7.5%

[***]

[***]

Exhibit B
Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is dated as of November 5, 2021 by Concert Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), in favor of each buyer identified on the signature pages hereto (each, including its successors and assigns, a “Buyer” and collectively the “Buyers”). Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning assigned to such term in the Royalty Purchase Agreement (defined below).

RECITALS

WHEREAS, the Seller, the Buyers (including the RA Buyer Representative, in its capacity as such) and the BVF Buyer Representative are parties to that certain Royalty Purchase Agreement, dated as of November 3, 2021 (the “Royalty Purchase Agreement”), pursuant to which, among other things, the Seller has agreed to sell, transfer, assign and convey to each Buyer, and each Buyer has agreed to purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to such Buyer’s Respective Receivables, for the consideration described in the Royalty Purchase Agreement; and
WHEREAS, the parties hereto now desire to evidence the transfer of all of the Seller’s right, title and interest in and to each Buyer’s Respective Receivables from the Seller to each Buyer pursuant to the Royalty Purchase Agreement by the execution and delivery of this instrument.
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Royalty Purchase Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.    The Seller, by this Bill of Sale, does hereby sell, transfer, assign and convey to each Buyer, and each Buyer does hereby purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to such Buyer’s Respective Receivables.
2.    This Bill of Sale: (a) is made pursuant to, and is subject to the terms of, the Royalty Purchase Agreement, and (b) shall be binding upon and inure to the benefit of the Seller, each Buyer and their respective successors and permitted assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to each Buyer.
3.    THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
4.    This Bill of Sale may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which counterpart shall constitute an original and all of which counterparts together shall constitute one and the same instrument.
5.    The terms of the Royalty Purchase Agreement, including but not limited to the Seller’s representations, warranties, covenants and agreements relating to the Purchased Receivables, are incorporated herein mutatis mutandis by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Royalty Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Royalty Purchase Agreement and the terms hereof, the terms of the Royalty Purchase Agreement shall govern.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

SELLER:
CONCERT PHARMACEUTICALS, INC.
By:    /s/ Marc A. Becker
Name: Marc A. Becker
Title: Chief Financial Officer
BUYERS:

BIOTECHNOLOGY VALUE FUND, L.P.

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: Chief Executive Officer BVF I GP LLC,
itself General Partner of Biotechnology Value Fund, L.P.

BIOTECHNOLOGY VALUE FUND II, L.P.

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: Chief Executive Officer BVF II GP LLC,
itself General Partner of Biotechnology Value Fund II, L.P.

BIOTECHNOLOGY VALUE TRADING FUND
OS LP

By:     /s/ Mark Lampert
Name: Mark Lampert
Title: President BVF Inc., General Partner of
BVF Partners L.P., itself sole member of BVF Partners OS Ltd., itself General Partner of Biotechnology Value Trading Fund OS LP

RA CAPITAL HEALTHCARE FUND, L.P.
By: RA Capital Healthcare Fund GP, LLC
Its General Partner

By:     /s/ Rajeev Shah
Name: Rajeev Shah
Title: Manager

Exhibit C
Form of Licensee Consent

November 1, 2021
Avanir Pharmaceuticals, Inc.
30 Enterprise, Suite 200
Aliso Viejo, CA 92656
Ladies and Gentlemen:
As we have previously discussed, Concert Pharmaceuticals, Inc. (“Concert”) proposes to monetize a portion of the future royalties on Net Sales of Licensed Products worldwide and certain other related payments (the “Purchased Royalties”) payable to Concert under the Development and License Agreement, dated February 28, 2012, by and between Avanir Pharmaceuticals, Inc. (“Avanir”) and Concert (the “License Agreement”) in a transaction with funds affiliated with BVF Partners and RA Capital (together with their successors or assignees, the “Investors” and such transaction, the “Monetization”). Capitalized terms used but not defined herein have the meanings ascribed thereto in the License Agreement.

In connection with the Monetization, Concert wishes to (a) assign the Purchased Royalties to the Investors and (b) provide the Investors [***].

Subject to the closing of the Monetization, and until such time as Concert may otherwise direct, Avanir hereby agrees that Concert may assign the Purchased Royalties and disclose copies of all [***] to the Investors, and hereby consents to such assignment pursuant to Section 12.8.1 of the License Agreement and to such disclosure pursuant to Section 8.1.2(ii) of the License Agreement.

Avanir’s consent is contingent upon (a) Concert entering into a confidentiality agreement with the Investors, which such agreement will obligate the Investors to keep confidential the [***] according to terms substantially as stringent as the confidentiality terms set forth in Section 8 of the License Agreement, and (b) Concert remaining liable for any breach of such confidentiality obligations by the Investors.

[Signature Page Follows]

Thank you once again for your assistance with this matter.
Very truly yours,

CONCERT PHARMACEUTICALS, INC.

By:     /s/ Jeffrey A. Munsie
Name: Jeffrey A. Munsie
Title:    Chief Legal Officer

Confirmed and agreed:
AVANIR PHARMACETICALS, INC.

By:     /s/ Wa’el Hashad
Name:    Wa’el Hashad
Title:    President & CEO

Acknowledged:
BVF Inc.

By:     /s/ Mark Lampert
Name:    Mark Lampert
Title:    President

RA CAPITAL HEALTHCARE FUND, L.P.
By: RA Capital Healthcare Fund GP, LLC
Its General Partner

By:     /s/ Rajeev Shah
Name:    Rajeev Shah
Title:    Manager

Exhibit D
Form of Opinion

[***]

Exhibit E
License Agreement

Incorporated by reference to Exhibit 10.16 of the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on February 3, 2014.